Exhibit 10(v)

FIFTH AMENDMENT

OF THE

NORTHERN TRUST CORPORATION

SUPPLEMENTAL PENSION PLAN

WHEREAS, the Northern Trust Corporation (the “Corporation”) sponsors the Northern Trust Corporation Supplemental Pension Plan, as amended and restated effective as of July 20, 1999, (the “Plan”); and

WHEREAS, pursuant to Section 6.1 of the Plan, the Corporation has the right to amend the Plan when the Corporation deems such amendment to be advisable; and

WHEREAS, the Corporation deems it advisable to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	To add the following as new Section 5.3 of the Plan:

“5.3 Terms Include Authorized Delegates

Where appropriate, the term ‘Company’, ‘Corporation’, ‘Committee’ or ‘EBIC’ as used in this Plan shall also include any applicable subcommittee or any duly authorized delegate of the Company, the Corporation, the Committee or EBIC, as the case may be. Such duly authorized delegate may be an individual or an organization within the Company, the Corporation, the Committee or EBIC, or may be an unrelated third party individual or organization.”

2.	To delete the second sentence of Section 6.1 of the Plan in its entirety and to substitute the following therefor:

“(a)	Any such termination shall be made by action of the Compensation and Benefits Committee of the Board (or by action of the Board if the Compensation and Benefits Committee is unavailable or unable to act for any reason) and shall be effective as of the date set forth in such resolution.

(b)	Any such amendment shall be made in accordance with the following:

(i)	material amendments to the Plan (including any extraordinary amendment related to an acquisition or divestiture by the Company) shall be made by action of the Compensation and Benefits Committee of the Board (or by action of the Board, if the Compensation and Benefits Committee is unavailable or unable to act for any reason); and

(ii)	(a) non-material or administrative amendments to the Plan (including any amendment pursuant to guidelines established by the Compensation and Benefits Committee of the Board related to an acquisition or divestiture by the Company) or (b) any amendment to the Plan deemed required, authorized or desirable under applicable statutes, regulations or rulings, shall be made by action of either the Chairman and Chief Executive Officer of the Corporation or the Executive Vice President and Human Resources Department Head of the Corporation (or either of their duly authorized designees).”

3.	To delete the next-to-last sentence in Section 6.1 in its entirety and to substitute the following therefor:

“Notwithstanding the foregoing, (i) for a period of two years after the date of an occurrence of a Change in Control or (ii) in the event of a Potential Change in Control and for a period of six (6) months following the Potential Change in Control, neither the Compensation and Benefits Committee of the Board nor the Board may terminate or amend this Plan and neither the Chairman and Chief Executive Officer of the Corporation nor the Executive Vice President and Human Resources Department Head of the Corporation (or either of their designees) may amend this Plan in a manner that adversely affects the rights of any Participant of the Plan.”

IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed on its behalf this 25th of March, 2004 effective such 25th of March, 2004.

NORTHERN TRUST CORPORATION

By:	/s/ Timothy P. Moen
Name:	Timothy P. Moen
Title:	Executive Vice President